Registration No. 333-70684

        As filed with the Securities and Exchange Commission on August 16, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIBUNE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-1880355 (I.R.S. Employer Identification No.)

435 North Michigan Avenue Chicago, Illinois (Address of Principal Executive Offices)	60611 (Zip Code)

KTLA INC. HOURLY EMPLOYEES’ RETIREMENT PLAN

(Full Title of the Plan)

Crane H. Kenney, Esq.
Senior Vice President, General Counsel and Secretary
Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611
(312) 222-9100
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY STATEMENT

        On October 1, 2001, Tribune Company (the “Registrant”) filed a Registration Statement on Form S-8 (No. 333-70684) with the Securities and Exchange Commission, which registered 75,000 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”), together with associated preferred stock purchase rights and an indeterminate amount of plan interests to be offered or sold pursuant to the KTLA Inc. Hourly Employees’ Retirement Plan (the “Plan”). The Plan was subsequently merged with and into the Tribune Company Defined Contribution Retirement Plan. This Post-Effective Amendment No. 1 to Registration Statement No. 333-70684 is being filed in order to deregister all shares of Common Stock, associated preferred stock purchase rights and plan interests that were registered under the Registration Statement on Form S-8 (No. 333-70684) and remain unsold under the Plan. No shares of Common Stock or plan interests remain available for sale in connection with the Plan pursuant to this Registration Statement.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 16th day of August, 2004.

TRIBUNE COMPANY
By: /s/ Dennis J. FitzSimons Dennis J. FitzSimons Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated as of August 16, 2004.

Signature	Title(s)

/s/ Dennis J. FitzSimons	Chairman, President and Chief Executive Officer
Dennis J. FitzSimons	(Principal Executive Officer)

/s/ Donald C. Grenesko	Senior Vice President, Finance and Administration
Donald C. Grenesko	(Principal Financial Officer)

/s/ R. Mark Mallory	Vice President and Controller
R. Mark Mallory	(Principal Accounting Officer)

*	Director
Jeffrey Chandler

*	President, Tribune Publishing and Director
Jack Fuller

*	Director
Roger Goodan

*	Director
Enrique Hernandez, Jr.

*	Director
Betsy D. Holden

*	Director
Robert S. Morrison

*	Director
William A. Osborn

*	Director
Patrick G. Ryan

*	Director
William Stinehart, Jr.

*	Director
Dudley S. Taft

*	Director
Kathryn C. Turner

*By: /s/ Crane H. Kenney	Attorney-in-Fact
Crane H. Kenney

        The Plan. Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois, on this 16th day of August, 2004.

KTLA INC. HOURLY EMPLOYEES' RETIREMENT PLAN
By: /s/ Donald C. Grenesko Donald C. Grenesko Chairman, Tribune Company Employee Benefits Committee

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dennis J. FitzSimons and Crane H. Kenney as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any registration statement related to the Chicago Tribune Tax Deferred Investment Plan for Machinists, the KTLA Inc. Hourly Employees’ Retirement Plan, the KPLR, Inc. 401(k) Plan, the Times Mirror Employee Stock Ownership Plan, the Times Mirror Savings Plus Plan, the Tribune Broadcasting Retirement Plan, the Tribune Company Defined Contribution Retirement Plan, the Tribune Company Employee Stock Ownership Plan, the Tribune Company 401(k) Savings Plan, the Tribune Company Supplemental Savings Plan, the WPIX, Inc. Hourly Employees’ Retirement Plan and any other retirement plan of Tribune Company or its affiliates existing prior to, on or after the date hereof (each, a “Registration Statement”), and all amendments or supplements (including post-effective amendments and terminations) to any Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any national securities exchange, broker or dealer granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

This power of attorney has been signed below by the following persons in the capacities indicated as of July 28, 2004.

/s/ Jeffrey Chandler
Jeffrey Chandler
Director

/s/ Jack Fuller
Jack Fuller
President, Tribune Publishing and Director

/s/ Roger Goodan
Roger Goodan
Director

/s/ Enrique Hernandez, Jr.
Enrique Hernandez, Jr.
Director

/s/ Betsy D. Holden
Betsy D. Holden
Director

/s/ Robert S. Morrison
Robert S. Morrison
Director

/s/ William A. Osborn
William A. Osborn
Director

/s/ Patrick G. Ryan
Patrick G. Ryan
Director

/s/ William Stinehart, Jr.
William Stinehart, Jr.
Director

/s/ Dudley S. Taft
Dudley S. Taft
Director

/s/ Kathryn C. Turner
Kathryn C. Turner
Director

[signature page to Power of Attorney]